Exhibit 14.1

STREAM GLOBAL SERVICES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Approved 09.23.08

STREAM GLOBAL SERVICES

CODE OF BUSINESS CONDUCT AND ETHICS

Table of Contents

FROM THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER	2
ABOUT THE CODE OF CONDUCT	3
Your Responsibility For the Code	3
Compliance with Laws, Rules and Regulations	3
International Law and Business Practices	3
Honest and Ethical Conduct and Fair Dealing	3
Policies and Guidelines	4
Dissemination and Amendment	4
WORKPLACE PRINCIPLES	5
Values	5
Employee Communication	5
Open Door Policy	5
Non-Discrimination	5
Fraternization	5
Harassment-Free Workplace	6
Anti-Retaliation Policy	6
Substance-Free Workplace	7
Health and Safety	7
Workplace Violence Policy	7
Community Service	8
CONFLICTS OF INTEREST	8
Disclosure of Conflicts	8
Employment and Outside Business Interest	8
Bribes, Kickbacks, and Payments	8
Gifts and Gratuities	8
CONFIDENTIALITY OF INFORMATION	9
Confidential Company Information	9
Insider Trading	9
Confidential Client and Customer Information	10
Loss Prevention	10
COMPANY ASSETS	10
Company Property and Equipment	10
Inspection of Personal Property	10
Communications Systems	10
INFORMATION SECURITY/NETWORK/INTERNET USE	11
Network Passwords	11
Computer Software and Hardware	11
Internet Usage	11
Privacy	11
PUBLIC RELATIONS/EXTERNAL COMMUNICATION	12
COMPANY ACCOUNTS AND RECORDS	12
Accuracy of Books and Records and Public Reports	12
Concerns Regarding Accounting or Auditing Matters	12
Dealings with Independent Auditors	13
Reporting and Compliance Procedures	13
Waivers of this Code of Business Conduct and Ethics	14

FROM THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER R. Scott Murray

Dear Valued Stream Employee:

Stream Global Services operates according to a specific Code of Business Conduct and Ethics (“Code of Conduct” or “Code”), which clearly outlines the legal, ethical and professional business conduct expected of every employee, officer and director of our company. Our executive team and board of directors carefully crafted our Code with input from expert legal and financial advisors. It builds upon the guiding values and principles of our company, and is designed to protect our company’s reputation for excellence and integrity. This Code applies to the company and all of our subsidiaries and other business entities controlled by it worldwide.

As an employee, officer or director, you are responsible for reviewing the Code and understanding how it relates to you and the job you perform. You are also required to sign the Code acknowledgement form and return it to your human resources manager. Most importantly, you are expected to follow the Code in all your business dealings.

While this Code of Conduct addresses a broad range of issues, it naturally can’t address every possible item that might arise. We must each apply basic common sense and a desire to do the right thing in our professional behavior. When in doubt about the appropriateness of any business action, contact your manager, human resources manager or the company compliance officer for guidance. Finally, if you observe a violation of this Code, it is your responsibility to report it immediately.

I am excited about the future opportunities for our company and our employees. I know we will accomplish great things working together as a team with integrity, commitment and mutual respect.

Sincerely,

R. Scott Murray
Chairman and CEO

STREAM GLOBAL SERVICES

CODE OF BUSINESS CONDUCT AND ETHICS

ABOUT THE CODE OF CONDUCT

This Code of Business Conduct and Ethics (the “Code”) sets forth the guiding principles by which we operate our company and interact with each other, our clients and their customers, and our stockholders.

Your Responsibility For the Code

These principles apply to all employees, officers and directors of the Stream Global Services, Inc. and its subsidiaries (the “Company”). All employees are required to adhere to the principles and guidelines contained in this Code.

Compliance with Laws, Rules and Regulations

The Company requires all employees, officers and directors to comply with all local, state, provincial, and/or federal laws/regulations applicable to the Company wherever it does business. Any specific questions concerning this document, as well as other policies, procedures, practices, and/or benefits, should be directed to Company managers, the legal department or human resources representatives.

If you become aware of the violation of any law, rule or regulation by the Company, whether by its officers, employees, directors, or any third party doing business on behalf of the Company, it is your responsibility to promptly report the matter to your supervisor or to the Company’s Chief Legal and Administrative Officer. However, if the ethics concern is not addressed or resolved through those channels, or if an employee feels the need to report a concern anonymously, the Company maintains a Whistleblower Hotline at (xxx)xxx-xxxx.

While it is the Company’s desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any other federal, state or foreign law, rule or regulation, to the appropriate regulatory authority.

Employees, officers and directors shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee because he or she reports any such violation, unless it is determined the employee made a knowingly false report. This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

International Law and Business Practices

Stream is a multinational company with locations and clients across the globe. As such, the Company complies with all laws of the international jurisdictions in which it conducts business

Honest and Ethical Conduct and Fair Dealing

Employees, officers and directors should deal honestly, ethically and fairly with the Company’s suppliers, customers, competitors and employees. Statements regarding the Company’s products and services must not be untrue, misleading, deceptive or fraudulent. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

STREAM GLOBAL SERVICES

CODE OF BUSINESS CONDUCT AND ETHICS

Policies and Guidelines

This Code is not intended to replace any existing or future policies of the Company, its subsidiaries, or individual departments therein. Employees will continue to be responsible for observing all company policies as detailed in the Company’s employee handbook as well as any job specific policies and guidelines.

Dissemination and Amendment

This Code shall be distributed to each new employee, officer and director of the Company upon commencement of his or her employment or other relationship with the Company and shall also be distributed annually to each employee, officer and director of the Company, and each employee, officer and director shall certify that he or she has received, read and understood the Code and has complied with its terms. The Company reserves the right to amend, alter or terminate this Code at any time for any reason. This document is not an employment contract between the Company and any of its employees, officers or directors.

STREAM GLOBAL SERVICES

CODE OF BUSINESS CONDUCT AND ETHICS

WORKPLACE PRINCIPLES

Values

Our company’s values reflect the way we conduct ourselves and what is important to our company culture. These core values are:

•	Integrity and honesty

•	Passion for our clients’ success

•	Relentless pursuit of service excellence

•	Openness and respect

•	Innovation in our business practices and client services

•	Commitment to provide personal growth and leadership opportunities

•	Accountability to create value for our employees, clients, partners and stockholders

Employee Communication

Stream believes that helping employees understand the Company’s business and philosophies is a critical part of creating a more motivated and productive work environment.

An employee’s immediate manager is considered the primary communication link for Company information. Stream encourages open communication between employees at all levels, particularly between employees and their managers.

Open Door Policy

In keeping with Stream’s philosophy, employees are encouraged to offer their suggestions, ideas and concerns about the work environment. Within any organization, disagreements and/or complaints are bound to arise. It is Stream’s practice to settle differences promptly and fairly without fear of repercussions to the parties involved who raised legitimate complaints.

Stream recommends discussing your concerns with management or Human Resources versus your peers as we strive to create a respectful workplace environment that curbs gossip and promotes effective professional communications at every level. Managers at Stream are committed to resolving individual concerns. In all cases, concerns will be handled in a timely and confidential manner.

Non-Discrimination

Stream is an equal employment opportunity employer. Stream provides equal employment opportunities to all employees and applicants for employment without regard to protected characteristics and/or classifications protected by federal, state, provincial or local laws.

Stream does not discriminate against any applicant for employment and will strive to provide all employees with equal opportunities.

Fraternization

Stream encourages positive working relationships among its employees. Stream also desires to avoid misunderstandings, complaints of favoritism, possible claims of sexual harassment, employee morale, and conflicts of interest potentially resulting from relationships involving managers and direct and/or indirect subordinates within the workplace. Social and/or romantic (dating) relationships between employees may create an actual or perceived conflict of interest.

STREAM GLOBAL SERVICES

CODE OF BUSINESS CONDUCT AND ETHICS

For this reason, in order to ensure a professional working environment for all, the Company prohibits managers from ongoing socializing, including dating, between employees with a direct or indirect reporting relationship. This prohibition extends to corporate employees, support staff, clients, vendors, etc. who may have indirect influence over the employee. Employees are required to disclose any such relationship as soon as it develops or becomes a violation of the fraternization policy as a result of organizational reporting changes. Upon being informed of or learning of the existence of this type of relationship, the Company may take any steps that it deems appropriate, including but not limited to, moving either party to a different department or job, or, if necessary, terminating either party’s employment.

Harassment-Free Workplace

Stream will strive to provide a work environment free of unlawful discrimination, harassment and/or intimidation. Such conduct interferes with an employee’s ability to perform his/her duties and is not consistent with our Company’s philosophy of trust and mutual respect.

Compliance with this policy is the responsibility of all Stream employees. Every employee must avoid any behavior or conduct that could reasonably be interpreted as a violation of this policy, and every employee has the responsibility to maintain a work environment free from discrimination, harassment or intimidation.

The implementation and continued support of this policy is the responsibility of every executive, manager and supervisor. Full cooperation and assistance is expected by all those associated with the hiring, developing, and promoting of Company employees.

Conduct prohibited by this policy includes, but is not limited to, unlawful discrimination, harassment and intimidation such as discrimination-based harassment and/or sexual harassment.

Any employee found to have engaged in conduct that violates this policy or who retaliates against an employee in violation of this policy, or any employee who does not fully cooperate with an investigation of a complaint, will be subject to corrective action up to and including termination of employment. The Company may impose corrective action for any inappropriate conduct, regardless of whether the conduct was unlawful.

Anti-Retaliation Policy

Stream prohibits retaliation against any individual who reports discrimination or harassment, or participates in an investigation of such reports. We encourage employees to voice their concerns and to bring any complaints, including those regarding discrimination, harassment, federal, state or provincial employment matters, workplace violence, or any violation of Company policy, to the attention of appropriate management and/or Human Resources. Stream will not tolerate retaliatory action, including harassment, demotion or termination, taken against any employee because he/she has raised a concern or complaint in good faith.

Any employee who feels he/she has been retaliated against in violation of this policy is requested to bring it to the attention of management and/or Human Resources. The Company will promptly, thoroughly and carefully investigate all alleged violations of policy, federal, state, or provincial statutes and allegations of corporate misdeeds, and will take appropriate action against violators, up to and including termination, as appropriate.

STREAM GLOBAL SERVICES

CODE OF BUSINESS CONDUCT AND ETHICS

Substance-Free Workplace

The Company recognizes that alcohol and substance use in the work place have become a major concern. We believe that by reducing substance and alcohol use, we will improve the safety, health and productivity of employees. The object of our Substance-Free Workplace Policy is to provide a safe, healthy and productive workplace for all employees. The use, possession, sale, transfer, unlawful manufacture, distribution, dispensing, or purchase by any employee of any substance (including alcohol) or associated paraphernalia, or being under the influence of substances (including alcohol) by any employee at any time on Company premises (including Company vehicles and any private vehicles parked on Company premises or worksites), or customers’ premises, or while on Company business is prohibited. Employees must not report for duty, attend Company functions or be on Company property while under the influence of, or have in their possession while on Company or customer property, any substance. There may be certain Company celebrations where alcohol is provided by the Company. Moderate, responsible consumption of alcoholic beverages at these Company authorized celebrations will not violate this policy.

Health and Safety

Stream is committed to protecting both its employees and property from accidental loss by providing a safe and healthy workplace for its employees. In fulfilling this commitment, Stream will provide and maintain a safe and healthy work environment for all employees in compliance with legislative requirements and standards.

We strive to eliminate foreseeable hazards that may result in personal harm through injury, illness, fire, security loss or property damage. Management and employees share equally in the responsibility for reducing accidents and absenteeism by performing their jobs in a safe and healthy manner.

Stream’s Health and Safety Committees are dedicated to accident prevention and protection of the safety and health of all of our employees through management/worker cooperation.

If you are involved in, or are witness to, an accident, you need to provide information in order for the appropriate report(s) to be completed. Please be aware of the importance of immediate action in recording all details of the accident. The more serious the accident would appear to be, the more important it is that information related to it is gathered in detail.

Workplace Violence Policy

Stream is concerned about and committed to our employees’ safety and health. We do not tolerate violence in the workplace. The Company reserves the right to establish new rules or modify existing rules when appropriate.

Violent behaviors may be defined as threats, threatening, aggression or violence, harassing, coercing, assaulting, acting violent towards, or intimidating, or any acts of, whether verbally or physically to another employee, vendor, customer, or others. Examples of this may include (without limitation) angry outbursts, physically harming another, shoving, pushing, harassing, intimidating, brandishing weapons, threatening to behave violently or talking of engaging in any these activities.

Any person who makes threats, exhibits threatening behavior or engages in violent or aggressive acts on Company property will be removed from the premises as quickly as practicable and shall remain off company property pending the outcome of an investigation. This policy also pertains to violent behaviors as described above while traveling on company business.

STREAM GLOBAL SERVICES

CODE OF BUSINESS CONDUCT AND ETHICS

Community Service

Stream encourages and takes great pride in employees’ participation in community service activities through volunteer work. It is important to recognize that such activities should not interfere with job performance. If participation in community service involves time away from the job during a normal workday, the employee must request time off through the approved method and the employee’s manager must give prior approval.

CONFLICTS OF INTEREST

All employees, officers and directors of Stream are expected to act in accordance with the highest standards of ethical business and personal conduct. Employees, officers and directors must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest” or the appearance of impropriety. A conflict of interest occurs when your personal interest interferes, or appears to interfere, with the interests of the Company.

Disclosure of Conflicts

It is your responsibility to disclose any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the Company’s Chief Legal and Administrative Officer or, if you are an executive officer or director, to the Board of Directors, who shall be responsible for determining whether such transaction or relationship constitutes a conflict of interest.

Employment and Outside Business Interest

Stream employees are expected to render their best efforts to the Company. No employee should have any outside business interest which diverts a significant amount of his/her time or attention from his/her duties and responsibilities to Stream. Under no circumstances should an employee be employed, either directly or indirectly, as an employee, director, officer or consultant of a competitor.

Bribes, Kickbacks, and Payments

Stream procures goods and services and sells products and services on an impartial and objective basis, free from outside influence. Employees are not allowed to offer, give, solicit or receive any form of bribe or kickback. This extends to transactions with corporations or other entities located in foreign countries in which the practice may be an acceptable way of doing business. This prohibition extends to any transaction that could be considered a bribe or kickback, even if it is not called a bribe or kickback or if it is paid to an intermediary.

Gifts and Gratuities

The use of Company funds or assets for gifts, gratuities or other favors to employees or government officials is prohibited, except to the extent such gifts are in compliance with applicable law, less than $25 and not given in consideration or expectation of any action by the recipient.

Employees, officers and directors must not accept, or permit any member of his or her immediate family to accept, any gifts, gratuities or other favors from any customer, supplier or other person doing or seeking to do business with the Company, other than items of insignificant value. Any gifts that are not of insignificant value should be returned immediately and reported to your supervisor or the Company’s Chief Legal and Administrative Officer. If

STREAM GLOBAL SERVICES

CODE OF BUSINESS CONDUCT AND ETHICS

immediate return is not practical, they should be given to the Company for charitable disposition or such other disposition as the Company, in its sole discretion, believes appropriate.

Common sense and moderation should prevail in business entertainment engaged in or on behalf of the Company. Employees, officers and directors should provide, or accept, business entertainment to or from anyone doing business with the Company only if the entertainment is infrequent, modest and intended to serve legitimate business goals.

CONFIDENTIALITY OF INFORMATION

Confidential Company Information

Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or other companies, including our suppliers and customers, except when disclosure is authorized by a supervisor or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.

Third parties may ask you for information concerning the Company. Subject to the exceptions noted in the preceding paragraph, employees, officers and directors (other than the Company’s authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and, if appropriate, after a confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company’s Chief Executive Officer, President, Chief Financial Officer, or Chief Legal and Administrative Officer. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or one of the Company’s authorized spokespersons. The Company’s policies with respect to public disclosure of internal matters are described more fully in the Company’s Disclosure Policy, which is available at the Office of the Company’s Chief Legal and Administrative Officer.

You also must abide by any lawful obligations that you have to your former employer. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations.

Insider Trading

Employees, officers and directors who have material non-public information about the Company or other companies, including our suppliers and customers, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information. To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted an Insider Trading Policy, which is available at the Office of the Company’s Chief Legal and Administrative Officer.

STREAM GLOBAL SERVICES

CODE OF BUSINESS CONDUCT AND ETHICS

If you are uncertain about the constraints on your purchase or sale of any Company securities or the securities of any other company that you are familiar with by virtue of your relationship with the Company, you should consult with the Company’s Chief Legal and Administrative Officer before making any such purchase or sale.

Confidential Client and Customer Information

The Company and its employees regularly have access to confidential and/or proprietary information of both our clients and their customers. We are responsible for handling such information with the same level of confidentiality we would our own and in accordance with our contractual obligations and legal requirements.

Loss Prevention

Stream is committed to protecting the assets of our clients and their customers and makes a significant investment in loss prevention resources including security personnel, investigations, and legal proceedings. Employees are expected to be aware of and report any suspected fraudulent activity to their manager or human resources manager. Failure to report such fraudulent activity is grounds for termination.

COMPANY ASSETS

Company Property and Equipment

All desks, cubicles, file cabinets, and other furnishings and equipment housed in the Company’s offices and warehouses are the property of the Company and may be inspected or searched without notice at Management’s discretion.

Supplies, products and assembled or manufactured items, including damaged and discarded items, may not be removed from the premises or their normal locations, or given as gifts or awards, without proper authorization.

Inspection of Personal Property

To protect company assets and to ensure a safe and secure business environment, personal property brought in or out of Company premises is subject to inspection by any member of management or security personnel. This may include but is not limited to desks, lockers, articles of clothing, backpacks or other items.

Communications Systems

The Company provides or contracts for the communications services necessary to promote the efficient conduct of its business. All communications services and equipment are the sole property of Stream. Accordingly, Stream may access and monitor any employee communications as it deems appropriate. Improper use of Stream communications services and equipment may result in disciplinary action, up to and including termination. Each employee’s use of the Company’s communications systems constitutes his or her consent to this policy.

The Company’s Electronic Mail (E-Mail) systems are Company property and are to be used for conducting the Company’s business only. The Company reserves and intends to exercise the right to review, audit, intercept, access and disclose all messages created, received or sent over the electronic systems for any purpose. No employee should have an expectation of privacy in any messages sent or received over Company electronic or telecommunications systems. Each employee’s use of the Company’s electronic systems constitutes his or her consent to this policy. Employees shall not attempt to retrieve or gain access to another

STREAM GLOBAL SERVICES

CODE OF BUSINESS CONDUCT AND ETHICS

employee’s messages, use a code or password to access a file or retrieve any stored information unless authorized to do so. Any employee who discovers a violation of this policy should notify their Manager. Failure to report a known violation of this policy is grounds for termination.

INFORMATION SECURITY/NETWORK/INTERNET USE

Stream is an enterprise that utilizes a Wide Area Network as a matter of conducting business. Customers and distant Stream locations are connected together utilizing this Wide Area Network. This Network is a complex collection of computer systems and communications equipment. All computing and communications technology provided to employees is for the express use of performing the employee’s job duties and responsibilities and should not be used for personal application.

Network Passwords

Users may not share their passwords or other security IDs with anyone and must follow the Company’s password policy. Passwords are required to meet certain complexity requirements.

Computer Software and Hardware

Employees are not allowed to load ANY software or pieces of hardware, either personal or company-owned, to this network without the expressed written consent of the Information Systems Department. The Company may utilize network based security/auditing software to audit both the network and individual desktop systems for the presence of unauthorized software.

Internet Usage

Access to the Internet has been provided to authorized employees for the benefit of the Company, its clients and its customers. Employees accessing the Internet are representing the Company. All communications should be for professional reasons and adherence to business and social norms is mandatory when logged on with a Company address or when accessing the internet through a Company network or with Company hardware. Employees are responsible for seeing that the Internet is used in an effective, ethical and lawful manner. Fraudulent, harassing, abusive, profane, sex-related, pornographic, or obscene messages, text or images are strictly prohibited. This Internet policy is not limited to Internet connectivity performed at the traditional work place, but includes access by an employee on behalf of the Company from any location.

Internet usage, on or off duty, that discloses propriety or confidential company or client information, is defamatory about the Company or co-workers, or is likely to harm the reputation of or be prejudicial to the Company or a client, may lead to corrective action up to and including termination of employment.

Privacy

Users may be subject to electronic monitoring while on Company premises and while using Company information systems, including Internet and e-mail usage. In addition, Company management reserves the right to examine archived electronic mail, personal file directories, hard disk drive files, and other information stored on Company information systems or hardware, at any time and without prior notice.

STREAM GLOBAL SERVICES

CODE OF BUSINESS CONDUCT AND ETHICS

PUBLIC RELATIONS/EXTERNAL COMMUNICATION

In order to safeguard Stream’s reputation and leverage opportunities to obtain favorable media coverage, all employees should follow uniform guidelines in communicating with the media and other third parties. No employee shall communicate, as a Company representative, with any member of the press or media without prior authorization of the vice president of marketing, the Chief Executive Officer, or the Chief Legal and Administrative Officer. All press releases must be approved by the legal and marketing departments, and in the case of financial or material disclosures, by the Chief Financial Officer or the Chief Executive Officer, and the Chief Legal and Administrative Officer.

The Company continually strives to present a consistent and positive image to all employees and to the public. These guidelines allow us to maintain control of what information is shared with external publications and other third parties and to ensure that current, accurate information is provided. It also ensures compliance as a public company with our disclosure requirements and SEC rules. Inaccurate, untimely or inappropriate information shared with outside parties could threaten or damage our relationships with our customers and vendors.

COMPANY ACCOUNTS AND RECORDS

Accuracy of Books and Records and Public Reports

Employees, officers and directors must honestly and accurately report all business transactions. You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company’s ability to meet legal and regulatory obligations.

All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to generally accepted accounting rules and the Company’s accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.

Concerns Regarding Accounting or Auditing Matters

Employees with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters may confidentially, and anonymously if they wish, submit such concerns or complaints in writing to the Company’s Chief Legal and Administrative Officer. See “Reporting and Compliance Procedures.” All such concerns and complaints will be forwarded to the Audit Committee of the Board of Directors, unless they are determined to be without merit by the Chief Legal and Administrative Officer and Chief Executive Officer of the Company. In any event, a record of all complaints and concerns received will be provided to the Audit Committee each fiscal quarter. Any such concerns or complaints may also be communicated, confidentially and, if you desire, anonymously, directly to any member of the Audit Committee of the Board of Directors.

STREAM GLOBAL SERVICES

CODE OF BUSINESS CONDUCT AND ETHICS

The Audit Committee will evaluate the merits of any concerns or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.

The Company will not discipline, discriminate against or retaliate against any employee who reports a complaint or concern, unless it is determined that the report was made with knowledge that it was false.

Dealings with Independent Auditors

No employee, officer or director shall, directly or indirectly, make or cause to be made a materially false or misleading statement to an accountant in connection with (or omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made, in light of the circumstances under which such statements were made, not misleading to, an accountant in connection with) any audit, review or examination of the Company’s financial statements or the preparation or filing of any document or report with the SEC. No employee, officer or director shall, directly or indirectly, take any action to coerce, manipulate, mislead or fraudulently influence any independent public or certified public accountant engaged in the performance of an audit or review of the Company’s financial statements.

Reporting and Compliance Procedures

Every employee, officer and director has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code. Any employee, officer or director who knows or believes that any other employee or representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code should promptly report such information to his or her supervisor or to the Company’s Chief Legal and Administrative Officer, as described below.

You may report such conduct openly or anonymously without fear of retaliation. The Company will not discipline, discriminate against or retaliate against any employee who reports such conduct, unless it is determined that the report was made with knowledge that it was false, or who cooperates in any investigation or inquiry regarding such conduct. Any supervisor who receives a report of a violation of this Code must immediately inform the Company’s Chief Legal and Administrative Officer. You may report violations of this Code, on a confidential or anonymous basis, by contacting the Company’s Chief Legal and Administrative Officer by fax, mail or e-mail. While we prefer that you identify yourself when reporting violations so that we may follow up with you, as necessary, for additional information, you may leave messages anonymously if you wish.

If the Company’s Chief Legal and Administrative Officer receives information regarding an alleged violation of this Code, he or she shall, as appropriate, (a) evaluate such information, (b) if the alleged violation involves an executive officer or a director, inform the Chief Executive Officer and Board of Directors of the alleged violation, (c) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry or investigation and (d) report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the Company’s Chief Executive Officer for action, or if the alleged violation involves an executive officer or a director, report the results of any such inquiry or investigation to the Board of Directors or a committee thereof. Employees, officers and directors are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge.

STREAM GLOBAL SERVICES

CODE OF BUSINESS CONDUCT AND ETHICS

The Company shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee who has violated this Code. In the event that the alleged violation involves an executive officer or a director, the Chief Executive Officer and the Board of Directors, respectively, shall determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such executive officer or director.

Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

Waivers of this Code of Business Conduct and Ethics

While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be appropriate. Any employee or officer who believes that a waiver of any of these policies is appropriate in his or her case should first contact his or her immediate supervisor. If the supervisor agrees that a waiver is appropriate, the approval of the Company’s Chief Legal and Administrative Officer must be obtained. The Company’s Chief Legal and Administrative Officer shall be responsible for maintaining a record of all requests by employees or officers for waivers of any of these policies and the disposition of such requests.

Any executive officer or director who seeks a waiver of any of these policies should contact the Company’s Chief Legal and Administrative Officer. Any waiver of this Code for executive officers or directors or any change to this Code that applies to executive officers or directors may be made only by the Board of Directors of the Company and will be disclosed as required by law or stock exchange regulation.